Rule 424(b)(3)
                                                     Registration Statement
                                                     No. 33-64309

PRICING SUPPLEMENT NO. 27,

Dated  April  29,  1997,  to
Prospectus,  dated  May 13,  1996  and
Prospectus Supplement, dated May 15, 1996.

                          THE CIT GROUP HOLDINGS, INC.
                           MEDIUM-TERM FIXED RATE NOTE
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note                     ( ) Senior Subordinated Note

Principal Amount:  U.S. $100,000,000.

Proceeds to Corporation:  99.733% or $99,733,000.

Underwriting Discount:  0.162%

Issue Price:  99.895%.

Original Issue Date:  May 2, 1997.

Maturity Date:  May 2, 2000.

Interest Rate Per Annum:  6.700%.

Interest Payment Dates: Each May 2 and November 2, commencing November 2, 1997, provided that if any such day is not a Business Day, the payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

         Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

The Note is offered by the Underwriter, as specified herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that the Note will be ready for delivery in book-entry form on or about May 2, 1997.

                                 LEHMAN BROTHERS
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Form:  Global Note.

Specified Currency:  U.S. Dollars.

Trustee, Registrar, Authenticating and Paying Agent:
         Harris Trust & Savings Bank,  under  Indenture  dated as of May 1, 1994
         between   the  Trustee  and  The  CIT  Group   Holdings,   Inc.   ("the
         Corporation").


                                  UNDERWRITING

         Lehman Brothers Inc. ( the "Underwriter") is acting as principal in this transaction.

         Subject to the terms and conditions set forth in a Term Sheet and Agreement dated April 29, 1997 (the "Terms Agreement"), between the Corporation and the Underwriter, incorporating the terms of a Selling Agency Agreement dated May 15, 1996, between the Corporation and Lehman Brothers, Lehman Brothers Inc., Credit Suisse First Boston Corporation (formerly known as CS First Boston Corporation), Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, and UBS Securities LLC, the Corporation has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, $100,000,000 aggregate principal amount of the Note.

         Under the terms and conditions of the Terms Agreement, the Underwriter is committed to take and pay for all of the Note, if any are taken.

         The Underwriter has advised the Corporation that it proposes to initially offer the Note to the public at the Issue Price set forth above, and to certain dealers at such price less a concession not in excess of .125% of the principal amount of the Note, and the Underwriter may allow, and such dealers may reallow, a concession to certain other dealers not in excess of .063% of such principal amount. After the initial public offering, the public offering price and such concessions may be changed from time to time. In connection with the sale of the Note, the Underwriter may be deemed to have received compensation from the Corporation in the form of underwriting discounts, and the Underwriter may also receive commissions from the purchasers of the Note for whom it may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Note may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Note by them may be deemed to be underwriting discounts or commissions.

         The Note is a new issue of securities with no established trading market. The Corporation currently has no intention to list the Note on any securities exchange. The Corporation has been advised by the Underwriter that it intends to make a market in the Note but is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Note.

         The Corporation has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.